July 1, 1998

Robert H. Dick, President
R.H. Dick & Company, Inc.
14866 Draft Horse Lane
Wellington, Florida 33414

                           Re:     Consulting Agreement

Dear Bob:

        As we discussed, Valley Forge Scientific Corp. (the "Company") would like you to perform investment banking and other business consulting services on matters requested by the by the President or Board of Directors from time to time. I understand that such services will be performed at your standard hourly rates, plus out of pocket expenses.

       Please confirm your agreement to the foregoing terms, by signing the copy of this letter in the space provided below and returning same to me.

                                  Sincerely,


                                  /s/ Jerry L. Malis
                                  Jerry L. Malis, President

Agreed to and Accepted By:
R.H. DICK & COMPANY, INC.


By:     /s/ Robert H. Dick
        Robert H. Dick, President